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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                   Charles E. Smith Residential Realty, Inc.
                   -----------------------------------------
                               (Name of Issuer)




                             Common Stock, Class A
                   -----------------------------------------
                        (Title of Class of Securities)




                                   832197107
                   -----------------------------------------
                                (CUSIP Number)


   Check the appropriate box to designate the rule pursuant to which this
   Schedule is filed:

     [X] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



                               Page 1 of 6 Pages


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CUSIP No. 832197-107               SCHEDULE 13G      Page   2    of   6   Pages
         ---------------------                           --------  -------

  (1)     Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person:

          United States Steel and Carnegie Pension Fund
          25-085-1750
          ---------------------------------------------------------------------

  (2)     Check the Appropriate Box if a Member of a Group*         (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC Use Only

          ---------------------------------------------------------------------

  (4)     Citizenship or Place of Organization

          Pennsylvania
          ---------------------------------------------------------------------

                       (5)     Sole Voting Power
  Number of                    868,200
   Shares              --------------------------------------------------------
 Beneficially          (6)     Shared Voting Power
  Owned by                     None
    Each               --------------------------------------------------------
  Reporting            (7)     Sole Dispositive Power
 Person With                   868,200
                       --------------------------------------------------------
                       (8)     Shared Dispositive Power
                               None
                       --------------------------------------------------------

  (9)     Aggregate Amount Beneficially Owned by Each Reporting Person

          868,200
          ---------------------------------------------------------------------

 (10)     Check Box if the Aggregate Amount in Row (9) Excludes Certain
          Shares*                                                         [   ]

          Not Applicable
          ---------------------------------------------------------------------

 (11)     Percent of Class Represented by Amount in Row (9)

          4.8%
          ---------------------------------------------------------------------

 (12)     Type of Reporting Person*

          EP
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!





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                                                     Page   3   of     6   Pages
                                                         --------  --------

Item 1.
      (a)   Name of Issuer:

            Charles E. Smith

      (b)   Address of Issuer's Principal Executive Offices:

            2345 Capital Drive,
            Arlington, VA 22202

Item 2.
      (a)   Name of Person Filing:

            United States Steel and Carnegie Pension Fund

      (b)   Address of Principal Business Office or, if none, residence:

            767 Fifth Avenue
            New York, NY 10153

      (c)   Citizenship:

            Pennsylvania

      (d)   Title of Class of Securities:

            Common Stock, Class A

      (e)   CUSIP Number:

            832197107

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is:

            (f)  [ X ]  An Employee Benefit Plan, or Endowment Fund, in
                        Accordance with Section 240.13d-1(b)(1)(ii)(F).
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                                                     Page   4    of    6   Pages
                                                         --------  --------

Item 4.   Ownership.

          (a)  Amount of Beneficially Owned:

               868,200

          (b)  Percent of Class:

               4.8%

          (c)  Number of shares as to which such person has:

                 (i) sole power to vote or to direct the vote          868,200

                (ii) shared power to vote or to direct the vote           None

               (iii) sole power to dispose or to direct the
                     disposition of                                    868,200

                (iv) shared power to dispose or direct the
                     disposition of                                       None

Item 5.   Ownership of Five Percent or Less of a Class:

          Yes.
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                                                     Page   5    of   6    Pages
                                                         --------  --------

Item 6.   Ownership of More than Five Percent on Behalf of Another
          Person:

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

          Not Applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable.

Item 9.   Notice of Dissolution of Group.

          Not Applicable.

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


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                                            Page   6    of    6   Pages
                                                --------  --------


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 5, 1999

                               UNITED STATES STEEL AND CARNEGIE
                               PENSION FUND, INC.

                               By: /s/ M. SHARON CASSIDY
                                  --------------------------------------
                                    Name: M. Sharon Cassidy
                                    Title: General Counsel